Exhibit 10.1

NeoPhotonics Corporation

Amended and Restated Severance Rights Agreement

This Amended and Restated Severance Rights Agreement (the “Agreement”) is made and entered into by and between Ben Sitler (the “Employee”) and NeoPhotonics Corporation, a Delaware corporation (the “Company”), effective as of October 8, 2014.

RECITALS

A.    The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to provide the Employee with certain severance benefits should Employee’s employment with the Company terminate under certain circumstances. Such benefits are intended to provide Employee with enhanced financial security and with sufficient incentive and encouragement for Employee to continue employment with the Company and remain with the Company.

B.    The Company and the Employee previously entered into a Severance Agreement dated as of April 14, 2010, which shall be amended in its entirety and replaced by this Agreement.

C.    Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

The parties hereto agree as follows:

1.

Term of Agreement. The terms of this Agreement shall terminate upon the date that all obligations of the parties hereunder have been satisfied, if Employee is eligible to receive benefits hereunder, or immediately upon a termination of Employee’s employment as to which he has no eligibility for benefits hereunder. A termination of the terms of this Agreement pursuant to this Section shall be effective for all purposes.

2.

At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, and as may otherwise be available in accordance with the Company’s established employee plans and policies at the time of termination.

3.	Agreement Benefits.
(a)

Involuntary Termination Generally. If the Employee’s employment terminates as a result of Involuntary Termination, except by such Involuntary Termination as provided in Section 3(b) below, and provided the Employee provides a valid and effective Release of Claims not later than sixty (60) days after such termination, the Company will pay the Employee the following severance benefits:

(i)	a lump sum severance payment equal to twelve (12) months of the Employee’s Base Compensation, with such amount payable within ten (10) business days after the effective date of the Release of Claims;
(ii)

provided the Employee makes a timely and accurate election for continued health insurance coverage (including medical, dental, vision and prescription) under COBRA (or Cal-COBRA or any other applicable state law of similar effect), the Company will pay the premiums for such continued coverage for the Employee and his eligible dependents until the earliest of (i) the close of the twelve (12) month period following Executive’s termination of employment, (ii) the date the Employee commences new employment following his termination date, or (iii) such earlier date as the Employee (or his dependents, as applicable) cease to be eligible for such continuation coverage (such period, the “COBRA Period”); provided further that if at any time during the COBRA Period the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead pay to the Employee a taxable monthly cash payment for the remainder of the COBRA Period in an amount equal to the monthly COBRA premium that the Employee would be required to pay to continue the Employee’s group health coverage in effect on the date of his termination (based on the premium for the first month of COBRA coverage) (each payment, a “Special Severance Payment”), which payments will be made regardless of whether the Employee elects COBRA continuation coverage and will be subject to applicable tax withholdings; provided

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that no Special Severance Payment will be made prior to the sixtieth (60th) day following the termination date, and on such date the Company will pay in a lump sum the aggregate amount of payments that the Company would have paid prior to that date had payments not been delayed during the consideration period for the Release of Claims, with the balance of the payments made thereafter on the original schedule; and

(iii)

the vesting of each of Employee’s then-outstanding compensatory equity awards granted under any of the Company’s equity incentive plans, and the rate of lapsing of any repurchase right applicable to any shares received under such awards, shall automatically be accelerated (and, in the case of options, such options shall become exercisable), as of the effective date of Employee’s Involuntary Termination, as to the number of shares that would have vested, or as to which repurchase rights would have lapsed, in the ordinary course of business if Employee had maintained his employment or consulting relationship with the Company for the first eighteen (18) months following the effective date of the Involuntary Termination.

(b)

Involuntary Termination Following a Change in Control. If the Employee’s employment terminates as a result of Involuntary Termination on or within twelve (12) months following a Change in Control, and provided the Employee provides a valid and effective Release of Claims not later than sixty (60) days after such termination, the Company will pay the Employee the following severance benefits:

(i)

a lump sum severance payment equal to the sum of (A) twelve (12) months of the Employee’s Base Compensation and (B) 100% of the Employee’s target Bonus for the year of termination, with such amount payable within ten (10) business days after the effective date of the Release of Claims;

(ii)

provided the Employee makes a timely and accurate election for continued health insurance coverage (including medical, dental, vision and prescription) under COBRA (or Cal-COBRA or any other applicable state law of similar effect), the Company will pay the premiums for such continued coverage for the Employee and his eligible dependents until the earliest of (i) the close of the twelve (12) month period following Executive’s termination of employment, (ii) the date the Employee commences new employment following his termination date, or (iii) such earlier date as the Employee (or his dependents, as applicable) cease to be eligible for such continuation coverage (such period, the “CIC COBRA Period”); provided further that if at any time during the CIC COBRA Period the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead pay to the Employee a taxable monthly cash payment for the remainder of the CIC COBRA Period in an amount equal to the monthly COBRA premium that the Employee would be required to pay to continue the Employee’s group health coverage in effect on the date of his termination (based on the premium for the first month of COBRA coverage) (each payment, a “Special Severance Payment”), which payments will be made regardless of whether the Employee elects COBRA continuation coverage and will be subject to applicable tax withholdings; provided that no Special Severance Payment will be made prior to the sixtieth (60th) day following the termination date, and on such date the Company will pay in a lump sum the aggregate amount of payments that the Company would have paid prior to that date had payments not been delayed during the consideration period for the Release of Claims, with the balance of the payments made thereafter on the original schedule; and

(iii)

the vesting of each of Employee’s then-outstanding compensatory equity awards granted under any of the Company’s equity incentive plans, and the rate of lapsing of any repurchase right applicable to any shares received under such awards, shall automatically be accelerated (and, in the case of options, such options shall become exercisable), as of the effective date of Employee’s Involuntary Termination, as to the number of shares that would have vested, or as to which repurchase rights would have lapsed, in the ordinary course of business if Employee had maintained his employment or consulting relationship with the Company for eighteen (18) months following the effective date of the Involuntary Termination).

(c) Voluntary Resignation; Termination For Cause. If the Employee voluntarily resigns from the Company, or if the Company terminates the Employee’s employment for Cause, then the Employee shall not be entitled to receive severance or other benefits pursuant to this Agreement.

(d) Disability; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or if the Employee’s employment terminates due to the death of the Employee, then the Employee shall not be entitled to receive severance benefits except as provided in this Section 3(d). Nothing in this Agreement restricts the Employee’s rights to any payments under any death or disability insurance policy with the Company in effect at the time of termination. In addition, if the Employee’s employment terminates due to the death of the Employee, and his death occurs while he is outside of his country of residence (for any reason), then the Company will supplement the death benefit provided by any existing Company-provided life insurance, if necessary, so that the Employee’s estate or beneficiaries receive total death benefits equal to two times the Employee’s then-current Base Compensation.

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Any amount payable pursuant to this Section 3(d) will be paid in a lump sum to the Employee’s estate within thirty (30) days following the Employee’s termination date.

(e) Change in Control Benefits. In the event of a Change in Control in which the acquirer does not assume unvested compensatory equity awards, the vesting of each of Employee’s then-outstanding compensatory equity awards granted under any of the Company’s equity incentive plans, and the rate of lapsing of any repurchase right applicable to any shares received under such awards, shall automatically become accelerated (and, in the case of options, such options shall become exercisable) as to the number of shares that would have vested, or as to which repurchase rights would have lapsed, in the ordinary course of business if Employee had maintained his employment or consulting relationship with the Company for eighteen (18) months following the closing of the Change in Control, in each case as of immediately prior to the closing of the Change in Control. For purposes of clarity, this eighteen (18) month vesting acceleration is intended to be in lieu of any automatic accelerated vesting provision triggered solely on the closing of a Change in Control transaction contained in the Company’s equity incentive plans.

4.        Excise Tax Payments. The Company and the Employee agree that Employee’s rights to benefits hereunder are subject to reduction in accordance with the provisions of Section 9(e) (that is, “Parachute Payments”) of the Company’s 2010 Equity Incentive Plan.

5.         Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Base Compensation. “Base Compensation” means an amount equal to Employee’s existing annual base salary at the time of the Involuntary Termination.

(b) Bonus. “Bonus” shall mean the target compensation amount for the fiscal year of termination under any cash incentive program approved for the year of termination as applicable to the Employee.

(c) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) the conviction of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is materially injurious to the Company, and (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

(d) Change in Control. “Change in Control” means the occurrence of any of the following events:

(i)

any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)	the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(iii)

the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv)

a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(e) Disability. “Disability” shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the

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termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(f) Good Reason. “Good Reason” shall mean the Employee’s voluntary resignation from all positions he then holds with the Company, effective within ninety (90) days after the occurrence of the failure of the Company to obtain the assumption, in all material respects, of this Agreement by any successors to the Company; provided, however, that the Employee must provide written notice to the Company of the existence of one of the conditions described above within sixty (60) days after its initial existence, and the Company must be provided with a period of thirty (30) days during which it may cure the circumstances giving rise to the condition (in which case, no right to resign for Good Reason shall exist). An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee shall not give rise to Good Reason.

(g) Involuntary Termination. “Involuntary Termination” shall mean (i) any termination of the Employee’s employment by the Company without Cause (and other than by reason of death or Disability) or (ii) Employee’s resignation for Good Reason, provided that in either case, such termination constitutes a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h).

(h) Release of Claims. “Release of Claims” shall mean a waiver by Employee, in a form provided by the Company within ten (10) days after the applicable event, and reasonably acceptable to Employee, of all employment related obligations of and claims and causes of action against the Company. The Release of Claims must become effective in accordance with its terms within sixty (60) days following the event giving rise to the payment obligation hereunder. If the Release of Claims fails to become effective within the required period, Employee will not receive any of the benefits provided for under this Agreement.

6. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall promptly (within fifteen (15) days after such transaction) assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee shall die at a time when he is receiving payments or benefits hereunder, such payments and benefits shall continue to be paid or provided to such person or persons appointed in writing by Employee to receive such amounts or, if no person is so appointed, to the Employee’s estate.

7.        Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

8.        Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Employee’s employment, or the termination of Employee’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Jose, California, conducted by JAMS under the then applicable JAMS rules. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

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9. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Whole Agreement. This Agreement sets forth the entire agreement of the parties with respect to the matters set forth herein, and supersedes all previous contracts, arrangements or understandings between the Company and Employee on the subjects set forth herein. The Agreement may be amended at any time only by mutual written agreement signed by the parties hereto.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) Code Section 409A. All payments upon a termination of service to be made under this Agreement may be made only upon a “separation of service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of Treasury regulations and other guidance promulgated thereunder. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement that are deemed to be “deferred compensation” is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” with the Company or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 9(g) shall be paid in a lump sum to Employee, and any remaining payments due under this Agreement shall be paid as otherwise provided herein. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payments under this Agreement shall be treated as a separate payment under a right to receive a series of separate payments and, accordingly, each payment hereunder shall at all times be considered a separate and distinct payment. It is intended that all of the severance payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under of Treasury Regulation 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

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IN WITNESS WHEREOF, each of the parties has executed this Amended and Restated Severance Agreement, in the case of the Company by its duly authorized officer, as of the day and year last set forth below.

COMPANY	NEOPHOTONICS CORPORATION

	By:	/s/ Timothy S. Jenks
	Title:	Timothy S. Jenks
	Date:	October 8, 2014
EMPLOYEE	By:	/s/ Ben Sitler
	Name:	Ben Sitler
	Date:	October 8, 2014

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